Exhibit 10.3

Director Award

RESTRICTED STOCK UNIT
AWARD AGREEMENT
Under the
Cars.com Inc.
Omnibus Incentive Compensation Plan

This Award Agreement, governs the grant of Restricted Stock Units (referred to herein as “Stock Units”) to the director (the “Director”) designated in the Notification of Grant Award dated coincident with this Award Agreement.  The Stock Units are granted under, and are subject to, the Cars.com Inc. (the “Company”) Omnibus Incentive Compensation Plan, as amended (the “Plan”).  Terms used herein that are defined in the Plan shall have the meaning ascribed to them in the Plan or, to the extent applicable, the Notification of Grant Award.  If there is any inconsistency between this Award Agreement  and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.

1.Grant of Stock Units.  Pursuant to the provisions of (i) the Plan, (ii) the individual Notification of Grant Award governing the grant, and (iii) this Award Agreement, the Company has granted to the Director the number of Stock Units set forth on the applicable Notification of Grant Award.  Each vested Stock Unit shall entitle the Director to receive from the Company one share of the Company’s common stock (“Common Stock”) upon the Director’s separation from service.

2.Vesting Schedule.  Except as otherwise provided in Sections 6 and 13, the Stock Units shall vest in accordance with the Vesting Schedule specified in the Notification of Grant Award [or the date immediately preceding the day of the 20__ Annual Meeting of Stockholders, if earlier] to the extent that the Director continues as a director of the Company until such vesting date (“Vesting Date”).

3.Dividend Units.  Dividend units shall be credited to the Director with regard to the Stock Units.  Dividend units shall be calculated based on the dividends paid on shares of Common Stock.  Dividend units shall be deemed to be reinvested in shares of Common Stock as of the date dividends are paid on Common Stock, shall be paid to the Director at the same time and in the same form as Stock Units are paid to the Director, and are subject to the same terms and conditions as the Stock Units, including, without limitation, the same vesting requirements.

4.Delivery of Shares.  The Company shall deliver to the Director a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of vested Stock Units as soon as administratively practicable after the Director separates from service, but no later than 30 days from that date.  A Director shall have no further rights with regard to the Stock Units once the underlying shares of Common Stock have been delivered.

5.Cancellation of Stock Units.  Except as provided in Sections 6 and 13 below, all unvested Stock Units granted to the Director shall automatically be cancelled upon the Director’s separation from service, and in such event, the Director shall not be entitled to receive any shares of Common Stock in respect thereof.

Director Award

6.Death, Disability or Retirement.  In the event that the Director separates from service on or prior to the Lapse Date due to death, Disability or the age or service limitations set forth in the Company’s Bylaws, if any, the Director (or in the case of the Director’s death, the Director’s estate or designated beneficiary) shall be entitled to receive at the time of the Director’s death or separation from service the total number of shares of Common Stock in respect of such Stock Units which the Director would have been entitled to receive had the Director continued service until the Lapse Date.  For purposes of this Award Agreement, Disability shall mean the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

7.Non-Assignability.  Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

8.Rights as a Shareholder.  The Director shall have no rights as a shareholder by reason of the Stock Units.

9.Discretionary Plan; Employment.  The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.  With respect to the Plan, (a) each grant of Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Stock Units shall be granted, the number of Stock Units, and the Vesting Dates, will be at the sole discretion of the Company; (c) the Director’s participation in the Plan is voluntary; and (d) the future value of the Stock Units is unknown and cannot be predicted with certainty.

10.Effect of Plan and these Terms and Conditions.  The Plan is hereby incorporated by reference into this Award Agreement, and this Award Agreement is subject in all respects to the provisions of the Plan, including without limitation the authority of the Committee in its sole discretion to adjust awards and to make interpretations and other determinations with respect to all matters relating to the applicable Notification of Grant Award, Award Agreements, the Plan and awards made pursuant thereto.  This Award Agreement shall apply to the grant of Stock Units made to the Director on the date hereof and shall not apply to any future grants of Stock Units made to the Director.

11.Notices.  Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 300 S Riverside Plaza, Suite 1000, Chicago, Illinois 60606, and if to the Director shall be addressed to the Director at his or her address as it appears on the Company’s records.

12.Successors and Assigns.  The applicable Notification of Grant Award and Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the estate or designated beneficiary of the Director.

Director Award

13.Change in Control Provisions.

Notwithstanding anything to the contrary in this Award Agreement, the following provisions shall apply to all Stock Units granted under the  Notification of Grant Award.

(a)Definitions.

As a modification to the definition set forth in Article 15 of the Plan and as used in this Award Agreement, a “Change in Control” shall mean the first to occur of the following:

(i)the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);

(ii)individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such

Director Award

Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)Acceleration Provisions.  In the event of the occurrence of a Change in Control, the vesting of the Stock Units shall be accelerated and, if such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, there shall be paid out to the Director within thirty (30) days following the effective date of the Change in Control, the full number of shares of Common Stock subject to the Stock Units.  In the event of the occurrence of a Change in Control that is not a “change in control event” within the meaning of Section 409A of the Code, the vesting of the Stock Units shall be accelerated and the Stock Units shall be paid out at the Director’s separation from service.

(c)Legal Fees.  The Company shall pay all legal fees, court costs, fees of experts, and other costs and expenses when incurred by the Director in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Director.  The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Director, provided that the Director shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.

14.Applicable Laws and Consent to Jurisdiction.  The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.  For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Illinois and agree that such litigation shall be conducted in the courts of Cook County, Illinois or the federal courts of the United States for the Northern District of Illinois.

15.Compliance with Section 409A.  This Award is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “separates from service” or “separation from service” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A).  If any provision of this Award Agreement would otherwise conflict with or frustrate this intent, the provision shall not apply.  Solely to the extent required by Section 409A,

Director Award

if the Director is a “specified employee” (within the meaning of Code Section 409A) and if delivery of shares is being made in connection with the Director’s separation from service other than by reason of the Director’s death, delivery of the shares shall be delayed until six months and one day after the Director’s separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Director’s death).  The Company shall not be responsible or liable for the consequences of any failure of the Award to avoid taxation under Section 409A.